IDENTIFICATION OF RELEVANT SUBSIDIARIES

Drawbridge DSO Securities LLC ("DSO") directly holds 288,460 Warrants.  Drawbridge Special Opportunities Fund LP ("DBSO Fund LP") directly holds 219,342 Warrants.  DBSO Fund LP holds a 100% interest in DSO.  Drawbridge Special Opportunities GP LLC ("DBSO GP") is the general partner of DBSO Fund LP.  Fortress Principal Investment Holdings IV LLC ("Principal Holdings") is the managing member of DBSO GP.

Drawbridge OSO Securities LLC ("OSO") directly holds 57,154 Warrants.  Drawbridge Special Opportunities Fund Ltd. ("DBSO Fund Ltd") directly holds 5,842 Warrants.  DBSO Fund Ltd holds a 100% interest in OSO.  Drawbridge Special Opportunities Intermediate Fund L.P. ("DBSO Intermediate") is the 100% owner of DBSO Fund Ltd.  Drawbridge Special Opportunities Offshore GP LLC ("DBSO Offshore GP") is the general partner of DBSO Intermediate.  Drawbridge Special Opportunities Offshore Fund Ltd. (“DBSO Offshore Ltd”) is the sole limited partner of DBSO Intermediate.

Drawbridge Special Opportunities Advisors LLC ("DBSO Advisors") is the investment advisor for each of DBSO Fund LP, DBSO Offshore Ltd, DBSO Intermediate and DBSO Fund Ltd.

FIG LLC ("FIG") holds a 100% interest in DBSO Advisors.

Fortress Operating Entity I LP ("FOE I") is the sole managing member of each of FIG, Principal Holdings and DBSO Offshore GP.

FIG Corp. is the general partner of FOE I.  FIG Corp. is wholly-owned by Fortress Investment Group LLC.